WSFS Bank Center	WSFS Bank Place	1
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
October 24, 2022	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 3Q 2022 EPS OF $1.16, ROA OF 1.44%;
REFLECTS EXPANDED NIM OF 3.99%, DIVERSIFIED LOAN GROWTH,
AND FEE REVENUE AT 26.1% OF TOTAL NET REVENUE
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the third quarter of 2022.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	3Q 2022	2Q 2022	3Q 2021
Net interest income	$176.8	$153.6	$104.5
Fee revenue	62.7	72.0	42.6
Total net revenue	239.5	225.6	147.1
Provision for (recovery of) credit losses	7.5	8.3	(21.3)
Noninterest expense	132.9	134.0	96.4
Net income attributable to WSFS	73.4	60.7	54.4
Pre-provision net revenue (PPNR)(1)	106.6	91.6	50.7
Earnings per share (EPS) (diluted)	1.16	0.94	1.14
Return on average assets (ROA) (a)	1.44%	1.17%	1.43%
Return on average equity (ROE) (a)	12.4	10.1	11.3
Efficiency ratio	55.4	59.3	65.5
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. For 3Q 2022, the corporate development and restructuring expense primarily relates to our combination with Bryn Mawr Trust and the valuation adjustment of $2.3 million is related to our derivative liability established from the sale of 360,000 Visa Class B shares in 2Q 2020.

	3Q 2022		2Q 2022		3Q 2021
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Unrealized gain (loss) on equity investments, net	$—	$—	$6.0	$0.07	$(0.1)	$—
Realized loss on sale of equity investment, net	—	—	—	—	(0.7)	0.01
Visa derivative valuation adjustment(2)	2.3	0.03	—	—	—	—
Corporate development and restructuring expense	2.6	0.03	10.3	0.15	2.0	0.04

(1) As used in this press release, PPNR is a non-GAAP financial measure that adjusts net income determined in accordance with GAAP to exclude the impacts of (i) income tax provision and (ii) provision for (recovery of) credit losses. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(2) The Visa derivative valuation adjustment represents an expense to increase the liability and is included in Other income on the Summary Statements of Income.

WSFS Bank Center	WSFS Bank Place	2
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “Our performance in the third quarter reflects the continued organization-wide focus on optimizing recent strategic investments. We remain well-positioned to execute on our 2022-2024 Strategic Plan.
“Solid loan growth and expanded net interest margin combined with disciplined expense management led to a substantial increase in core PPNR and positive operating leverage. Asset quality metrics remain favorable as our Customers continue to navigate through the current uncertain economic environment.
“We were pleased to be assigned a first time rating by Moody's Investor Service with an investment grade of Baa2 with a Positive Outlook, recognizing the strength of the franchise and supporting new fee opportunities for our wealth and trust businesses.
“We were also honored to be named a Top Workplace in Delaware for the 16th year in a row by The News Journal and a Top Workplace in Philadelphia by The Inquirer for the 8th consecutive year during the quarter. These recognitions are a tribute to our over 2,100 dedicated Associates serving our Customers and Communities every day.”

WSFS Bank Center	WSFS Bank Place	3
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Highlights for 3Q 2022:
•Core ROA(3) was 1.52% in 3Q 2022 compared to 1.48% for 3Q 2021.
•Core EPS(3) was $1.23 in 3Q 2022 compared to $1.19 for 3Q 2021.
•Loan growth during the quarter of 8% (annualized) driven by our consumer partnerships, construction portfolio, and commercial small business leases.
•Total net credit costs were $8.5 million during the quarter. Results reflected a $4.2 million increase in the allowance for credit losses (“ACL”), due to loan growth and the impact from the economic forecast, partially offset by declines in problem assets. The ACL coverage ratio was 1.14% at September 30, 2022 compared to 1.13% at June 30, 2022.
•Core fee revenue (noninterest income)(3) as a percentage of core net revenue(3) was 26.8%, continuing to reflect the strength and diversification of our fee-based businesses.
•Core efficiency(3) ratio was 53.8% in 3Q 2022, compared to 56.2% in 2Q 2022 and 63.7% in 3Q 2021.
•Net corporate development and restructuring expenses of $2.6 million related to our acquisition of BMT. The merger-to-date and 3Q 2022 amounts remain on track with original expectations.
•Valuation adjustment of $2.3 million related to our derivative liability established from the sale of 360,000 Visa Class B shares in 2Q 2020.
•WSFS repurchased 1,664,550 shares of common stock at an average price of $48.66, totaling an aggregate of $81.0 million. The Board of Directors approved a quarterly cash dividend to $0.15 per share.

(3) As used in this press release, core ROA, core EPS, core fee revenue (noninterest income), core net revenue, core fee revenue and core efficiency ratio as a percentage of core net revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	4
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Third Quarter 2022 Discussion of Financial Results
Balance Sheet
The following table summarizes loan and lease balances and composition at September 30, 2022 compared to June 30, 2022 and September 30, 2021:

Loans and Leases
(Dollars in millions)	September 30, 2022		June 30, 2022		September 30, 2021
Commercial & industrial (C&I)(4)	$4,445	38%	$4,444	39%	$3,261	41%
Commercial mortgage	3,280	28	3,322	29	1,988	25
Construction	1,028	9	934	8	763	10
Commercial small business leases	535	5	513	5	317	3
Total commercial loans	9,288	80	9,213	81	6,329	79
Residential mortgage	802	7	808	7	654	8
Consumer	1,677	14	1,522	13	1,118	14
ACL	(146)	(1)	(142)	(1)	(105)	(1)
Net loans and leases	$11,621	100%	$11,401	100%	$7,996	100%
(4) C&I loans include PPP loans of $66.7 million as of 3Q 2021.
At September 30, 2022, WSFS’ net loan and lease portfolio increased $219.4 million, or 8% (annualized), when compared with June 30, 2022. Excluding the run-off of our acquired residential mortgage portfolio, net loans and leases increased $242.1 million, or 9% (annualized), primarily due to increases of $154.5 million in the consumer portfolio driven by our partnerships with Spring EQ and Upstart and $93.9 million in the construction portfolio from new and existing fundings.
Net loans and leases at September 30, 2022 increased $3.6 billion when compared with September 30, 2021. The increase was primarily driven by the $3.5 billion of net loans and leases acquired in the combination with Bryn Mawr Trust.

WSFS Bank Center	WSFS Bank Place	5
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
The following table summarizes customer deposit balances and composition at September 30, 2022 compared to June 30, 2022 and September 30, 2021:

Customer Deposits
(Dollars in millions)	September 30, 2022		June 30, 2022		September 30, 2021
Noninterest demand	$6,171	37%	$6,552	38%	$4,134	33%
Interest-bearing demand	3,462	21	3,396	20	2,845	22
Savings	2,266	14	2,313	13	1,942	15
Money market	3,740	22	3,882	23	2,772	22
Total core deposits	15,639	94	16,143	94	11,693	92
Customer time deposits	1,063	6	1,104	6	1,035	8
Total customer deposits	$16,702	100%	$17,247	100%	$12,728	100%
At September 30, 2022, total customer deposits decreased $544.6 million, or 3% (13% annualized), when compared with June 30, 2022. The decrease was primarily due to a $220.5 million decline in transactional trust deposits and $324.1 million due to a reduction in customer balances spread across most business lines.
Customer deposits increased by $4.0 billion from September 30, 2021 primarily driven by the $4.1 billion of deposits acquired in the combination with Bryn Mawr Trust and strong customer relationships across lending and fee based business lines.
Core deposits were a strong 94% of total customer deposits, and no- and low-cost checking accounts represented a robust 58% of total customer deposits, at September 30, 2022. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. More than half of our core deposits, or 55%, are from our Commercial, Small Business and Wealth Management customer relationships. The ratio of net loans and leases to customer deposits was 70% at September 30, 2022, reflecting continued capacity to fund future loan growth.

WSFS Bank Center	WSFS Bank Place	6
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Net Interest Income

	Three Months Ending
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Net interest income before purchase accretion	$172.7	$148.4	$95.6
Purchase accounting accretion	4.1	5.2	6.3
Net interest income before PPP	176.8	153.6	101.9
PPP	—	—	2.6
Net interest income	$176.8	$153.6	$104.5

Net interest margin before purchase accretion	3.90%	3.29%	2.82%
Purchase accounting accretion	0.09	0.11	0.18
Net interest margin before PPP	3.99	3.40	3.00
PPP	—	—	0.05
Net interest margin	3.99%	3.40%	3.05%
Net interest income increased $23.2 million, or 15% (not annualized), compared to 2Q 2022, primarily due to $21.1 million from the rising interest rate environment, $3.2 million from loan growth and balance sheet mix, partially offset by $1.1 million from lower purchase accounting accretion. Net interest income increased $72.3 million, or 69%, compared to 3Q 2021, primarily due to a $74.6 million increase from the balance sheet size and mix due to the combination with Bryn Mawr Trust and the rising interest rate environment, offset by $2.6 million from the impact of PPP loans and a $2.2 million decrease in purchase accounting accretion.
Net interest margin increased 59bps from 2Q 2022 attributable to 47bps due to impact from the rising interest rate environment, 14bps from balance sheet mix and loan growth, offset by a decrease of 2bps from lower purchase accounting accretion. Net interest margin increased 94bps from 3Q 2021, due to a favorable increase of 70bps from the rising interest rate environment and 38bps from the balance sheet size and mix, offset by reductions of 9bps from lower purchase accounting accretion and 5bps from PPP loans.

WSFS Bank Center	WSFS Bank Place	7
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Credit Quality
The following table summarizes credit quality metrics as of and for the period ended September 30, 2022 compared to June 30, 2022 and September 30, 2021.

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Problem assets	$472.9	$567.5	$532.0
Nonperforming assets	37.3	33.9	51.8
Delinquencies	69.3	59.5	45.4
Net charge-offs	3.2	2.6	6.2
Total net credit costs (recoveries) (r)	8.5	8.0	(21.1)
Problem assets to total Tier 1 capital plus ACL	23.17%	26.24%	33.18%
Classified assets to total Tier 1 capital plus ACL	15.14	16.65	20.58
Ratio of nonperforming assets to total assets	0.19	0.16	0.34
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.10	0.10	0.24
Delinquencies to gross loans	0.59	0.52	0.57
Ratio of quarterly net charge-offs to average gross loans	0.11	0.09	0.31
Ratio of allowance for credit losses to total loans and leases (q)	1.14	1.13	1.29
Ratio of allowance for credit losses to nonaccruing loans	755	676	303
See “Notes”
Overall credit metric ratios remained positive and stable during the quarter and continued to reflect the strength of the originated and acquired portfolios. Total problem assets(5) decreased to $472.9 million at September 30, 2022 compared to $567.5 million at June 30, 2022, primarily from upgrades in commercial mortgage loans and our hotel sector. Total problem assets to total Tier 1 capital plus ACL was 23.17% at September 30, 2022, compared to 26.24% at June 30, 2022.
Delinquencies to gross loans increased to 0.59% at September 30, 2022 compared to 0.52% at June 30, 2022, reflecting elevated delinquencies identified as administrative in nature that are expected to return to current status during the fourth quarter.
The ratio of nonperforming assets to total assets increased to 0.19% at September 30, 2022 compared to 0.16% at June 30, 2022. The ratio of nonperforming assets (excluding accruing TDRs) to total assets at September 30, 2022 was 0.10%, which was flat as compared to June 30, 2022. Net charge-offs for 3Q 2022 were $3.2 million, or 0.11% (annualized) of average gross loans.

(5) Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	WSFS Bank Place	8
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Total net credit costs were $8.5 million in the quarter as compared to $8.0 million in 2Q 2022. The increase in credit costs was primarily due to mix of new loan originations and the change in economic impact and problem assets, as previously described. The ACL of $146.2 million as of September 30, 2022 increased $4.2 million from June 30, 2022, primarily due to loan growth and the change in economic forecasts, partially offset by upgrades to criticized and classified loans.
Core Fee Revenue
Core fee revenue (noninterest income) of $64.9 million decreased $1.1 million, or 2% (not annualized), compared to 2Q 2022, primarily driven by decreases of $2.9 million in Wealth Management revenue, $2.6 million from capital markets income, and $0.8 million in mortgage banking fees, partially offset by an increase of $3.4 million in Cash Connect® bailment and smart safe revenue and $2.0 million of other banking fees.
Core fee revenue increased $21.5 million, or 49%, compared to 3Q 2021, primarily driven by a $14.2 million increase in Wealth Management revenue, of which $12.3 million was attributable to the combination with Bryn Mawr Trust. In addition, the year-over-year increase included $6.5 million of other banking fees, including fees associated with our consumer lending partnerships, gain on sale of SBA loans and traditional bank service fees, $4.2 million in Cash Connect®, and $0.8 million in capital markets income. Partially offsetting the increase was a $4.2 million decline in mortgage banking fees primarily resulting from the decline in refinancing originations compared to the historically higher levels in 3Q 2021.
For 3Q 2022, core fee revenue was 26.8% of core net revenue compared to 30.0% in 2Q 2022 and 29.3% in 3Q 2021, as fees continue to be well diversified among various sources, including traditional and other banking fees, mortgage banking, capital markets, Wealth Management, and Cash Connect®.

WSFS Bank Center	WSFS Bank Place	9
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Noninterest Expense(6)
Core noninterest expense of $130.3 million for 3Q 2022 increased $6.6 million compared to 2Q 2022 primarily from increases of $4.1 million in salaries and benefits, including $2.6 million from higher performance-based incentive awards and $1.6 million from other one-time personnel costs, $1.5 million from higher variable operating costs from Cash Connect®, and $1.2 million in loan workout and other credit costs primarily from the release of credit-related expenses from Wealth Management that occurred in 2Q 2022.
When compared to 3Q 2021, core noninterest expense increased $35.9 million compared to $94.4 million in 3Q 2021, primarily due to higher costs from the acquisition of Bryn Mawr Trust. These higher costs support the overall franchise growth of the combined company, including $19.0 million in salaries and benefits, $8.7 million of higher variable operating costs, including $2.1 million from Cash Connect®. In addition, there was $1.7 million of higher costs from certain one-time items. Our core efficiency ratio was 53.8% in 3Q 2022, compared to 56.2% in 2Q 2022 and 63.7% in 3Q 2021 primarily due to the impact of higher net interest income.
Income Taxes
We recorded a $25.8 million income tax provision in 3Q 2022, compared to a $22.4 million income tax provision in 2Q 2022 and $17.5 million in 3Q 2021. The effective tax rate was 26.0% in 3Q 2022, compared to 26.9% in 2Q 2022 and 24.3% in 3Q 2021.
The decrease in the effective tax rate for 3Q 2022 compared to 2Q 2022 was the result of discrete tax expense related to nondeductible goodwill written off during the sale of the BMT Insurance Advisors business in 2Q 2022. The increase in effective tax rate for 3Q 2022 compared to 3Q 2021 was primarily due to the acquisition of Bryn Mawr Trust, including higher state taxes and other nondeductible costs.

(6) As used in this press release, core noninterest expense is a non-GAAP financial measure. This non-GAAP financial measure excludes corporate development and restructuring expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	10
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Capital Management
Capital levels remain strong and are all substantially in excess of the “well-capitalized” regulatory benchmarks at September 30, 2022 with WSFS Bank’s Tier 1 leverage ratio of 9.76%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.38%, and Total Risk-based capital ratio of 13.34%.
At September 30, 2022, WSFS’ total stockholders’ equity decreased $211.8 million, or 9% (not annualized), during 3Q 2022. The decrease was primarily due to a decline in accumulated other comprehensive income (AOCI) of $196.6 million from market-value decreases on investment securities resulting from the current rising interest rate environment. Additionally, quarterly earnings of $73.4 million were offset by capital returns to stockholders of $81.0 million from share repurchases described above and $9.5 million from quarterly dividends.
WSFS’ tangible common equity(7) decreased $208.3 million, or 16% (not annualized) compared to June 30, 2022. WSFS’ common equity to assets ratio was 10.53% at September 30, 2022, and our tangible common equity to tangible assets ratio(7) decreased by 90bps during the quarter to 5.73% primarily due to the reasons described above.
At September 30, 2022, book value per share was $33.96, a decrease of $2.45, or 7% (not annualized), from June 30, 2022, and tangible common book value per share(7) was $17.55, a decrease of $2.82, or 14% (not annualized), from June 30, 2022 primarily due to the reasons described above.
The Board of Directors approved a quarterly cash dividend of $0.15 per share of common stock. This dividend will be paid on November 18, 2022 to stockholders of record as of November 4, 2022.
During 3Q 2022, WSFS repurchased 1,664,550 shares of common stock for an aggregate of $81.0 million. As of September 30, 2022, WSFS has 6,950,751 shares, or approximately 11% of outstanding shares, remaining to repurchase under its current authorizations.

(7) As used in this press release, tangible common equity, tangible common equity to tangible assets ratio and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	11
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Net interest income	$15.1	$10.6	$4.5
Provision for (recovery of) credit losses	—	0.3	(1.4)
Fee revenue	29.9	32.8	15.7
Noninterest expense(8)	24.2	22.8	11.4
Pre-tax income	20.9	20.2	10.1
Trust revenue(9)	16.1	16.0	8.6
Wealth advisory revenue	12.6	14.5	4.1
Financial Metrics
AUM/AUA(10)	$61,393	$60,330	$27,581
Wealth Management reported pre-tax income of $20.9 million in 3Q 2022 compared to $20.2 million in 2Q 2022, and $10.1 million in 3Q 2021. The quarter-over-quarter increase was primarily attributable to net interest income growth from the higher interest rate environment, offset by reduced fee income on AUM in the Wealth advisory business. The year-over-year increase was mainly from the combination of Bryn Mawr Trust.
Fee revenue was $29.9 million in 3Q 2022, a decrease of $2.9 million or 9% (not annualized), compared to 2Q 2022, and an increase of $14.2 million, or 90%, compared to 3Q 2021. The decline in fee revenue from the prior quarter was due to a $1.3 million decline resulting from the sale of the insurance business (offset by a reduction in expenses), a $1.2 million decline in fee revenue derived from our AUM based advisory business and a $0.8 million seasonal decline in other advisory business services. The trust revenue was slightly higher when compared to 2Q 2022, demonstrating the diversified nature of Wealth Management's other fee revenue sources.
Total noninterest expense(8) was $24.2 million in 3Q 2022, compared to $22.8 million in 2Q 2022 and $11.4 million in 3Q 2021. Excluding certain one-time expenses of $2.7 million, the quarter-over-quarter decline was $1.3 million.
Net AUM of $7.2 billion at the end of 3Q 2022 decreased $0.3 billion compared to 2Q 2022, and increased $4.8 billion compared to 3Q 2021. The quarter-over-quarter decline was primarily impacted by the decline in equity and fixed income markets.
(8) Includes intercompany allocation of expense and excludes provision for credit losses.
(9) Includes institutional and direct trust revenue.
(10) Represents Assets Under Management and Assets Under Administration.

WSFS Bank Center	WSFS Bank Place	12
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services non-bank ATMs and retail safes nationwide and also supports ATMs for WSFS Bank Customers with one of the largest branded ATM networks in our market.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Net revenue(11)	$12.8	$11.6	$11.5
Noninterest expense(12)	10.8	9.3	8.7
Pre-tax income	2.0	2.3	2.8
Financial Metrics
Cash managed	$1,706	$1,978	$1,735
Number of serviced non-bank ATMs and retail safes	34,285	34,234	33,983
Number of WSFS owned and branded ATMs	611	617	610
ROA	0.99%	1.26%	1.75%
Cash Connect® reported pre-tax income of $2.0 million for 3Q 2022, a decrease of $0.3 million, or 14% (not annualized), compared to 2Q 2022 and a decrease of $0.8 million compared to 3Q 2021, driven by increased operating costs associated with the rising interest rate environment. ROA of 0.99% in 3Q 2022 decreased 27bps from 2Q 2022 and decreased 76bps from 3Q 2021 driven by a shift in funding composition mix and lower net income.
Net revenue(11) of $12.8 million in 3Q 2022 was up $1.2 million from 2Q 2022 and up $1.3 million from 3Q 2021 driven by the rising interest rate environment (offset by higher external funding expense).
Noninterest expense(12) was $10.8 million in 3Q 2022, an increase of $1.5 million higher compared to 2Q 2022 and $2.1 million higher compared to 3Q 2021 driven by higher external funding and operating expense.
At the end of 3Q 2022, Cash Connect® had approximately $1.7 billion in cash managed with year-over-year growth in remote cash capture and reconciliation units (21% and 10%, respectively). Cash Connect® continues to focus on investment in its growing product lines and expand these services across the country, alongside a wide network and strong pipeline of channel partners, retailers, and top-tier financial institutions.

(11) Includes intercompany allocation of income and net interest income.
(12) Includes intercompany allocation of expense.

WSFS Bank Center	WSFS Bank Place	13
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Third Quarter 2022 Earnings Release Conference Call
Management will conduct a conference call to review 3Q 2022 results at 1:00 p.m. Eastern Time (ET) on Tuesday, October 25, 2022. Interested parties may register in advance for the call on our Investor Relations website (www.investors.wsfsbank.com). A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on October 25, 2022 until November 5, 2022 and can be accessed through our Investor Relations website.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-headquartered bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of September 30, 2022, WSFS Financial Corporation had $20.0 billion in assets on its balance sheet and $61.4 billion in assets under management and administration. WSFS operates from 119 offices, 92 of which are banking offices, located in Pennsylvania (61), Delaware (39), New Jersey (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, Cypress Capital Management, LLC, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	WSFS Bank Place	14
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally and in financial markets, and particularly in the markets in which the Company operates and in which its loans are concentrated, including difficult and unfavorable conditions and trends related to housing markets, unemployment levels, interest rates, supply chain issues, inflation, and the novel coronavirus ("COVID-19") pandemic, and related variant developments, vaccination efforts and emergency orders; possible additional loan losses and impairment of the collectability of loans; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; the discontinued publication of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Financing Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing, residential, small business and Small Business Administration (SBA) portfolios and wealth management business following its recent acquisition of Bryn Mawr Bank Corporation (BMBC or Bryn Mawr Trust); the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its recent acquisition of BMBC (the BMBC Merger); negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, armed conflicts, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); additional credit, fraud and litigation risks associated with our PPP lending activities; possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities (MBS) due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2021, the Company's Form 10-Q for the quarterly period ended March 31, 2022, the Company's Form 10-Q for the quarterly period ended June 30, 2022 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	WSFS Bank Place	15
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest income:
Interest and fees on loans	$152,887	$129,342	$93,460	$401,110	$300,957
Interest on mortgage-backed securities	28,338	27,377	13,947	78,828	37,157
Interest and dividends on investment securities	1,981	1,340	1,353	4,642	4,185
Other interest income	3,359	1,961	691	6,142	1,335
	186,565	160,020	109,451	490,722	343,634
Interest expense:
Interest on deposits	6,643	3,766	3,550	13,537	11,824
Interest on Federal Home Loan Bank advances	42	—	—	42	5
Interest on senior debt	2,061	1,949	1,089	5,939	5,408
Interest on trust preferred borrowings	951	682	316	2,146	957
Interest on other borrowings	37	8	5	54	15
	9,734	6,405	4,960	21,718	18,209
Net interest income	176,831	153,615	104,491	469,004	325,425
Provision for (recovery of) credit losses	7,454	8,268	(21,310)	34,693	(109,033)
Net interest income after provision for (recovery of) credit losses	169,377	145,347	125,801	434,311	434,458
Noninterest income:
Credit/debit card and ATM income	10,993	8,772	7,651	27,446	22,023
Investment management and fiduciary revenue	29,504	31,192	15,370	90,877	44,983
Deposit service charges	6,262	6,071	5,742	18,158	16,521
Mortgage banking activities, net	1,420	2,211	5,637	6,529	18,690
Loan and lease fee income	1,425	1,698	1,216	4,457	6,431
Securities gains, net	—	—	2	—	331
Unrealized gain (loss) on equity investment, net	—	5,991	(120)	5,988	5,141
Realized (loss) gain on sale of equity investment, net	—	—	(706)	—	(706)
Bank-owned life insurance income	195	374	351	674	1,251
Other income	12,852	15,720	7,470	41,125	24,788
	62,651	72,029	42,613	195,254	139,453
Noninterest expense:
Salaries, benefits and other compensation	72,294	68,189	53,344	211,413	158,890
Occupancy expense	9,699	9,902	8,150	30,393	24,693
Equipment expense	9,913	10,388	6,807	30,674	21,536
Data processing and operations expense	5,362	5,288	3,467	16,009	10,296
Professional fees	3,561	5,273	4,244	12,285	11,501
Marketing expense	2,082	1,637	1,480	4,985	3,758
FDIC expenses	1,540	1,468	1,061	4,399	3,186
Loss on debt extinguishment	—	—	—	—	1,087
Loan workout and other credit costs	1,001	(226)	196	1,103	764
Corporate development expense	1,248	6,393	2,049	41,679	6,687
Restructuring expense	1,344	3,934	—	22,792	(409)
Other operating expenses	24,873	21,803	15,648	65,691	46,108
	132,917	134,049	96,446	441,423	288,097
Income before taxes	99,111	83,327	71,968	188,142	285,814
Income tax provision	25,767	22,425	17,516	49,929	70,610
Net income	73,344	60,902	54,452	138,213	215,204
Less: Net income (loss) attributable to noncontrolling interest	(38)	162	46	287	49
Net income attributable to WSFS	$73,382	$60,740	$54,406	$137,926	$215,155
Diluted earnings per share of common stock:	$1.16	$0.94	$1.14	$2.15	$4.51
Weighted average shares of common stock outstanding for fully diluted EPS	63,227,983	64,283,288	47,670,645	64,282,992	47,676,515
See “Notes”

WSFS Bank Center	WSFS Bank Place	16
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Performance Ratios:
Return on average assets (a)	1.44%	1.17%	1.43%	0.89%	1.95%
Return on average equity (a)	12.40	10.13	11.31	7.41	15.74
Return on average tangible common equity (a)(o)	22.78	18.61	16.49	13.27	23.22
Net interest margin (a)(b)	3.99	3.40	3.05	3.46	3.28
Efficiency ratio (c)	55.37	59.29	65.46	66.33	61.87
Noninterest income as a percentage of total net revenue (b)	26.10	31.86	28.92	29.34	29.95
See “Notes”

WSFS Bank Center	WSFS Bank Place	17
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Assets:
Cash and due from banks	$443,104	$1,036,554	$1,538,178
Cash in non-owned ATMs	582,784	633,710	472,863
Investment securities, available-for-sale	4,153,615	4,496,087	4,242,981
Investment securities, held-to-maturity	1,121,895	1,064,182	92,169
Other investments	54,742	37,527	22,087
Net loans and leases (e)(f)(l)	11,620,866	11,401,486	7,995,859
Bank owned life insurance	101,061	100,515	33,788
Goodwill and intangibles	1,016,413	1,019,857	549,352
Other assets	890,907	760,298	428,819
Total assets	$19,985,387	$20,550,216	$15,376,096
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$6,170,776	$6,551,542	$4,133,945
Interest-bearing deposits	10,531,250	10,695,127	8,594,226
Total customer deposits	16,702,026	17,246,669	12,728,171
Brokered deposits	23,182	22,938	39,390
Total deposits	16,725,208	17,269,607	12,767,561
Other borrowings	374,367	369,783	235,868
Other liabilities	784,981	597,950	465,969
Total liabilities	17,884,556	18,237,340	13,469,398
Stockholders’ equity of WSFS	2,103,593	2,315,360	1,908,895
Noncontrolling interest	(2,762)	(2,484)	(2,197)
Total stockholders' equity	2,100,831	2,312,876	1,906,698
Total liabilities and stockholders' equity	$19,985,387	$20,550,216	$15,376,096
Capital Ratios:
Equity to asset ratio	10.53%	11.27%	12.41%
Tangible common equity to tangible asset ratio (o)	5.73	6.63	9.17
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	12.38	13.60	14.59
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	9.76	10.02	10.27
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	12.38	13.60	14.59
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	13.34	14.57	15.50
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$19,369	$21,011	$34,599
Troubled debt restructuring (accruing)	17,108	12,484	15,036
Assets acquired through foreclosure	840	358	2,195
Total nonperforming assets	$37,317	$33,853	$51,830
Past due loans (h)	$24,754	$11,894	$8,149
Allowance for credit losses	146,205	141,976	104,875
Ratio of nonperforming assets to total assets	0.19%	0.16%	0.34%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.10	0.10	0.24
Ratio of allowance for credit losses to total loans and leases (q)	1.14	1.13	1.29
Ratio of allowance for credit losses to nonaccruing loans	755	676	303
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.11	0.09	0.31
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.11	0.10	0.24
See “Notes”

WSFS Bank Center	WSFS Bank Place	18
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$4,895,972	$67,060	5.45%	$4,831,874	$56,950	4.74%	$3,623,187	$43,335	4.75%
Commercial real estate loans (s)	4,262,599	53,096	4.94	4,238,090	43,448	4.11	2,788,963	28,454	4.05
Residential mortgage	769,151	8,379	4.36	787,909	8,774	4.45	601,998	9,245	6.14
Consumer loans	1,594,673	23,384	5.82	1,463,391	19,232	5.27	1,109,188	11,639	4.16
Loans held for sale	66,103	968	5.81	66,502	938	5.66	90,635	787	3.44
Total loans and leases	11,588,498	152,887	5.24	11,387,766	129,342	4.56	8,213,971	93,460	4.52
Mortgage-backed securities (d)	5,243,169	28,338	2.16	5,292,568	27,377	2.07	3,397,297	13,947	1.64
Investment securities (d)	361,113	1,981	2.57	285,610	1,340	2.21	319,226	1,353	1.89
Other interest-earning assets	460,124	3,359	2.90	1,206,849	1,961	0.65	1,697,840	691	0.16
Total interest-earning assets	$17,652,904	$186,565	4.21%	$18,172,793	$160,020	3.54%	$13,628,334	$109,451	3.19%
Allowance for credit losses	(143,943)			(136,773)			(125,830)
Cash and due from banks	242,734			268,485			145,547
Cash in non-owned ATMs	603,780			566,174			481,755
Bank owned life insurance	100,863			100,356			33,349
Other noninterest-earning assets	1,779,411			1,766,854			974,417
Total assets	$20,235,749			$20,737,889			$15,137,572
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$3,370,158	$2,179	0.26%	$3,348,511	$941	0.11%	$2,698,391	$573	0.08%
Savings	2,287,227	185	0.03	2,281,051	159	0.03	1,931,433	139	0.03
Money market	3,833,113	2,907	0.30	3,984,562	1,231	0.12	2,761,222	780	0.11
Customer time deposits	1,083,290	1,230	0.45	1,142,139	1,273	0.45	1,045,746	1,646	0.62
Total interest-bearing customer deposits	10,573,788	6,501	0.24	10,756,263	3,604	0.13	8,436,792	3,138	0.15
Brokered deposits	24,184	142	2.33	35,469	162	1.83	58,645	412	2.79
Total interest-bearing deposits	10,597,972	6,643	0.25	10,791,732	3,766	0.14	8,495,437	3,550	0.17
Federal Home Loan Bank advances	4,979	42	3.35	—	—	—	—	—	—
Trust preferred borrowings	90,361	951	4.18	90,312	682	3.03	67,011	316	1.87
Senior debt	248,332	2,061	3.32	248,448	1,949	3.14	147,730	1,089	2.95
Other borrowed funds	39,745	37	0.37	31,045	8	0.10	23,324	5	0.09
Total interest-bearing liabilities	$10,981,389	$9,734	0.35%	$11,161,537	$6,405	0.23%	$8,733,502	$4,960	0.23%
Noninterest-bearing demand deposits	6,319,755			6,631,062			4,177,984
Other noninterest-bearing liabilities	589,817			543,587			320,421
Stockholders’ equity of WSFS	2,347,178			2,404,262			1,907,868
Noncontrolling interest	(2,390)			(2,559)			(2,203)
Total liabilities and equity	$20,235,749			$20,737,889			$15,137,572
Excess of interest-earning assets over interest-bearing liabilities	$6,671,515			$7,011,256			$4,894,832
Net interest and dividend income		$176,831			$153,615			$104,491
Interest rate spread			3.86%			3.31%			2.96%
Net interest margin			3.99%			3.40%			3.05%
See “Notes”

WSFS Bank Center	WSFS Bank Place	19
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
Stock Information:	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Market price of common stock:
High	$51.76	$48.62	$52.48	$56.30	$55.18
Low	37.40	37.03	42.58	37.03	40.64
Close	46.46	40.09	51.31	46.46	51.31
Book value per share of common stock	33.96	36.41	40.15
Tangible common book value per share of common stock (o)	17.55	20.37	28.59
Number of shares of common stock outstanding (000s)	61,949	63,587	47,548
Other Financial Data:
One-year repricing gap to total assets (k)	8.82%	11.31%	10.40%
Weighted average duration of the MBS portfolio	6.0 years	6.0 years	4.6 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(597,734)	$(395,212)	$(11,494)
Number of Associates (FTEs) (m)	2,150	2,209	1,851
Number of offices (branches, LPO’s, operations centers, etc.)	119	121	112
Number of WSFS owned and branded ATMs	611	617	610
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries. Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes provision for (recovery of) credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.

WSFS Bank Center	WSFS Bank Place	20
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net interest income (GAAP)	$176,831	$153,615	$104,491	$469,004	$325,425
Core net interest income (non-GAAP)	176,831	153,615	104,491	469,004	325,425
Noninterest income (GAAP)	62,651	72,029	42,613	195,254	139,453
Less: Securities gains	—	—	2	—	331
Less/(plus): Unrealized gain (loss) on equity investments, net	—	5,991	(120)	5,988	5,141
Plus: Realized loss on sale of equity investment, net	—	—	(706)	—	(706)
Plus: Visa derivative valuation adjustment	(2,285)	—	—	(2,285)	—
Core fee revenue (non-GAAP)	$64,936	$66,038	$43,437	$191,551	$134,687
Core net revenue (non-GAAP)	$241,767	$219,653	$147,928	$660,555	$460,112
Core net revenue (non-GAAP)(tax-equivalent)	$242,327	$220,095	$148,167	$661,771	$460,864
Noninterest expense (GAAP)	$132,917	$134,049	$96,446	$441,423	$288,097
Less: Loss on debt extinguishment	—	—	—	—	1,087
Less: Corporate development expense	1,248	6,393	2,049	41,679	6,687
(Plus)/less: Restructuring expense	1,344	3,934	—	22,792	(409)
Less: Contribution to WSFS CARES Foundation	—	—	—	—	1,000
Core noninterest expense (non-GAAP)	$130,325	$123,722	$94,397	$376,952	$279,732
Core efficiency ratio (non-GAAP)	53.8%	56.2%	63.7%	57.0%	60.7%
Core fee revenue as a percentage of total core net revenue (non-GAAP) (b)	26.8%	30.0%	29.3%	28.9%	29.2%

	End of period
	September 30, 2022	June 30, 2022	September 30, 2021
Total assets (GAAP)	$19,985,387	$20,550,216	$15,376,096
Less: Goodwill and other intangible assets	1,016,413	1,019,857	549,352
Total tangible assets (non-GAAP)	$18,968,974	$19,530,359	$14,826,744
Total stockholders’ equity of WSFS (GAAP)	$2,103,593	$2,315,360	$1,908,895
Less: Goodwill and other intangible assets	1,016,413	1,019,857	549,352
Total tangible common equity (non-GAAP)	$1,087,180	$1,295,503	$1,359,543

Tangible common book value per share:
Book value per share (GAAP)	$33.96	$36.41	$40.15
Tangible common book value per share (non-GAAP)	17.55	20.37	28.59
Tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	10.53%	11.27%	12.41%
Tangible common equity to tangible assets ratio (non-GAAP)	5.73	6.63	9.17

WSFS Bank Center	WSFS Bank Place	21
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP net income attributable to WSFS	$73,382	$60,740	$54,406	$137,926	$215,155
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	4,877	4,336	2,873	60,768	3,599
(Plus)/less: Tax impact of pre-tax adjustments	(750)	334	(619)	(13,294)	(99)
Adjusted net income (non-GAAP) attributable to WSFS	$77,509	$65,410	$56,660	$185,400	$218,655

GAAP return on average assets (ROA)	1.44%	1.17%	1.43%	0.89%	1.95%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	0.10	0.08	0.08	0.39	0.03
(Plus)/less: Tax impact of pre-tax adjustments	(0.02)	0.02	(0.03)	(0.08)	—
Core ROA (non-GAAP)	1.52%	1.27%	1.48%	1.20%	1.98%

Earnings per share (diluted) (GAAP)	$1.16	$0.94	$1.14	$2.15	$4.51
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	0.08	0.07	0.06	0.95	0.08
(Plus)/less: Tax impact of pre-tax adjustments	(0.01)	0.01	(0.01)	(0.22)	—
Core earnings per share (non-GAAP)	$1.23	$1.02	$1.19	$2.88	$4.59

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$73,382	$60,740	$54,406	$137,926	$215,155
Plus: Tax effected amortization of intangible assets	2,906	2,940	2,006	8,827	6,006
Net tangible income (non-GAAP)	$76,288	$63,680	$56,412	$146,753	$221,161
Average stockholders’ equity of WSFS	$2,347,178	$2,404,262	$1,907,868	$2,489,860	$1,827,007
Less: average goodwill and intangible assets	1,018,592	1,032,131	550,923	1,011,306	553,624
Net average tangible common equity	$1,328,586	$1,372,131	$1,356,945	$1,478,554	$1,273,383
Return on average tangible common equity (non-GAAP)	22.78%	18.61%	16.49%	13.27%	23.22%

WSFS Bank Center	WSFS Bank Place	22
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Calculation of PPNR:
Net income (GAAP)	$73,344	$60,902	$54,452	$138,213	$215,204
Plus: Income tax provision	25,767	22,425	17,516	49,929	70,610
Plus/(less): Provision for (recovery of) credit losses	7,454	8,268	(21,310)	34,693	(109,033)
PPNR (non-GAAP)	$106,565	$91,595	$50,658	$222,835	$176,781
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	4,877	4,336	2,873	60,768	3,599
Core PPNR (non-GAAP)	$111,442	$95,931	$53,531	$283,603	$180,380